NETWORK SIX, INC.

                        1993 INCENTIVE STOCK OPTION PLAN

                           AS RESTATED ON MAY 12, 2000


     1.     Grant of Options.  Network Six, Inc., a Rhode Island corporation, is
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hereby  authorized  by  majority vote of its shareholders to issue stock options from time to time on the corporation's behalf to any one or more persons who at the date of such grant are full-time employees of the corporation. Any option granted under this Plan shall be granted within ten (10) years from the date hereof.

     2.     Amount  of  Stock.  The  aggregate  amount  of  stock  which  may be
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purchased  pursuant  to  options  granted  under  this Plan shall be Two Hundred
Seventy-Five Thousand (275,000) shares of the corporation's voting common stock, having ten cent ($.10) par value. Said Aggregate Amount of stock may be adjusted pro rata by the Board of Directors in the event of a split of the corporation's common stock.

     3.     Limitation.  The  amount of aggregate fair market value of the stock
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(determined  at  the  time  of  the  grant  of  the option) for which any single employee may be granted options hereunder in any calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000.00).

     4.     Exercise.  Any  option  granted  pursuant to this Plan shall contain
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provisions, established by the corporation, setting forth the manner of exercise of such option. In no event, however, shall any option granted to a person then owning more than ten percent (10%) of the voting power of all classes of the corporation's stock be exercisable by its terms after the expiration of five (5) years from the date of the grant thereof, nor shall any other option granted hereunder be exercisable by its terms after the expiration of ten (10) years from the date of the grant thereof.


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     5.     Nontransferability.  The terms of any option granted under this Plan
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shall  include  a  provision making such option nontransferable by the optionee, except upon death by will or the laws of descent and distribution, and exercisable during the optionee's lifetime only by the optinoee.

     6.     Purchase Price.  The purchase price for a share of the stock subject
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to  any option granted hereunder shall be not less than the fair market value of the stock on the date of grant of the option, said fair market value to be determined in good faith at the time of grant of such option by decision of the corporation; provided, however, that in the case of an option granted to any person then owning more than ten percent (10%) of the voting power of all classes of the corporation's stock, the purchase price per share of the stock subject to option shall be not less than one hundred ten percent (110%) of the fair market value of the stock on the date of grant of the option, determined in good faith as aforesaid.

     7.     Stockholder  Approval;  Effective Date.  At the next regular meeting
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of  the stockholders of the corporation, which has been scheduled and will occur within the period of twelve (12) months beginning April 7, 1993, being the date of adoption of this Plan by the corporation's Board of Directors, this Plan will be presented for consideration and approval by the stockholders. The effective date of this Plan is April 7, 1993.

     8.     Stock  Reserve.  The  corporation shall at all times during the term
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of  this  Plan  reserve and keep available such number of shares of its ten cent
($.10) par value voting stock as will be sufficient to satisfy the requirements of this Plan, and shall pay all fees and expenses necessarily incurred by the corporation in connection with the exercise of options granted hereunder.


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     9.     Other  Terms.  Any  option  granted hereunder may contain such other
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and  additional  terms,  not inconsistent with the terms of this Plan, which are deemed necessary or desireable by the Board of Directors, or by legal counsel to the corporation, and such other terms may include those which, together with the terms of this Plan, shall constitute such option as an "Incentive Stock Option" within the meaning of Section 422A of the Internal Revenue Code (as may be amended from time to time), and its regulations as from time to time promulgated.

     10.     Exercise of Options.  Any option granted hereunder may be exercised
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during the employee's employment with the corporation and for a period of thirty
(30)  days  after  the  termination  of  said  employment.


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